GOLDSTEIN GOLUB KESSLER LLP

Certified Public Accountants and Consultants

April 24, 2006

Division of Corporation Finance
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.01 of Form 8K for the event that occurred on April 18, 2006, filed by our former client, Argyle Security Acquisition Corporation. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

1185 Avenue of the Americas Suite 500 New York, NY 10036-2602
TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com